Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-87008 and 333-21895) of Schnitzer Steel Industries, Inc. of our report dated September 26, 1997 appearing on page 28 of this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 55 of this Form 10-K.





PRICE WATERHOUSE LLP

November 18, 1997
Portland Oregon